Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-132484
333-132484-01

POWERSHARES DB G10 CURRENCY HARVEST FUND

DB G10 CURRENCY HARVEST MASTER FUND

SUPPLEMENT DATED JANUARY 30, 2008 TO

PROSPECTUS DATED MAY 15, 2007

This Supplement updates certain information contained in the Prospectus dated May 15, 2007, as supplemented from time-to-time (the “Prospectus”), of PowerShares DB G10 Currency Harvest Fund (the “Fund”) and DB G10 Currency Harvest Master Fund. All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS

OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE

ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner

I.    The section “A I M Distributors, Inc.” set forth on page 10 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“A I M Distributors, Inc.

Through a marketing agreement between the Managing Owner and A I M Distributors, Inc., or AIM Distributors, an affiliate of PowerShares Capital Management LLC, or PowerShares, the Managing Owner, on behalf of the Fund and the Master Fund, has appointed AIM Distributors as a marketing agent. AIM Distributors assists the Managing Owner and the Administrator with certain functions and duties such as providing various educational and marketing activities regarding the Fund, primarily in the secondary trading market, which activities include, but are not limited to, communicating the Fund’s name, characteristics, uses, benefits, and risks, consistent with the prospectus. AIM Distributors will not open or maintain customer accounts or handle orders for the Fund. Investors may contact AIM Distributors toll free in the U.S. at (800) 983-0903.

AIM Distributors is a subsidiary of Invesco, Ltd. Invesco, Ltd. is a leading independent global investment manager operating under the AIM, INVESCO, AIM Trimark, Invesco Perpetual and Atlantic Trust brands.

The Managing Owner, out of the Management Fee, pays AIM Distributors for performing its duties on behalf of the Fund and the Master Fund.”

II.    The section “U.S. Federal Income Tax Considerations” set forth on pages 14 and 15 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“Subject to the discussion below in “Material U.S. Federal Income Tax Considerations,” neither the Fund nor the Master Fund will be classified as an association taxable as a corporation. Instead, each of the Fund and the Master Fund expects that it will be classified as a partnership for United States federal income tax purposes. Accordingly, neither the Master Fund nor the Fund will incur United States federal income tax liability; rather, each beneficial owner of Shares will be required to take into account its allocable share of the Fund’s items of income, gain, loss, and deduction (which includes the Fund’s allocable share of the Master Fund’s items of income, gain, loss, and deduction) for the Fund’s taxable year ending with or within the owner’s taxable year.

A regulated investment company (“RIC”) that invests in Shares will be treated as owning a proportionate share of the Fund’s assets (including a proportionate share of the Fund’s interest in the Master Fund’s assets) and will take into account its allocable share of the Fund’s items of income, gain, loss, and deduction (including a proportionate share of the Fund’s interest in the Master Fund’s items of income, gain, loss, and deduction) when testing compliance with the asset, income and other statutory requirements specifically applicable to them. Neither the Fund nor the Master Fund will meet the definition of a qualified publicly traded partnership (“qualified PTP”) within the meaning of the Internal Revenue Code of 1986, as amended, or the Code, for purposes of satisfying the qualification requirements specifically applicable to RICs. However, under current interpretation of the RIC qualification rules, a RIC’s allocable share of income from the Master Fund’s currency futures transactions and interest income from its investment in debt obligations is treated as qualifying income. Because neither the Fund nor the Master Fund is a qualified PTP, a RIC’s investment in Shares will not be counted against the 25 percent limit on a RIC’s permitted investment in securities issued by qualified PTPs, and a RIC need not limit its investment in the Shares provided it otherwise can satisfy the RIC qualification requirements. The U.S. Treasury has specific statutory authority to promulgate tax regulations to exclude from the definition of qualifying income foreign currency gains which are unrelated to a RIC’s business of investing in stocks or securities, although to date no such regulations have been issued or proposed. Nonetheless, there is a risk that at some future date, regulations could be issued which would recharacterize all or a portion of the income from the Master Fund’s foreign currency futures transactions as nonqualifying income for a RIC. The Fund and the Master Fund do not intend to seek a ruling on this issue, and no assurance can be given that any future regulations would not have retroactive effect. A prospective RIC investor is encouraged to consult a tax adviser regarding the treatment of its investment in Shares under the current tax rules.

Additionally, please refer to the “Material U.S. Federal Income Tax Considerations” section below for information on the potential United States federal income tax consequences of the purchase, ownership and disposition of Shares.”

III.    Risk Factors (25), (26) and (27) set forth on pages 25 and 26 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

“(25)    Shareholders of the Fund Will Be Subject to Taxation on Their Share of the Fund’s Taxable Income (Including the Fund’s Share of the Master Fund’s Taxable Income), Whether or Not They Receive Cash Distributions.

Shareholders of the Fund will be subject to U.S. federal income taxation and, in some cases, state, local, or foreign income taxation on their share of the Fund’s taxable income (including the Master Fund’s taxable income allocable to the Fund), whether or not they receive cash distributions from the Fund. Shareholders of the Fund may not receive cash distributions equal to their share of the Fund’s taxable income (including the Master Fund’s taxable income) or even the tax liability that results from such income.

(26)    Items of Income, Gain, Loss, and Deduction with respect to Shares could be Reallocated if the IRS does not Accept the Assumptions or Conventions Used by the Fund or the Master Fund in Allocating Such Tax Items.

U.S. federal income tax rules applicable to partnerships are complex and often difficult to apply to publicly traded partnerships. The Fund and the Master Fund will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report items of income, gain, loss, and deduction to Shareholders of the Fund in a manner that reflects the Shareholders’ beneficial interest in such tax items, but these assumptions and conventions may not be considered to be in compliance with all aspects of the applicable tax requirements. It is possible that the IRS will successfully assert that the conventions and assumptions used by the Fund or the Master Fund do not satisfy the technical requirements of the Code, the Treasury regulations (or both) and could require that items of income, gain, loss, and deduction be adjusted or reallocated in a manner that adversely affects one or more Shareholders.

(27)    The Current Treatment of Long-Term Capital Gains Under Current U.S. Federal Income Tax Law May Be Adversely Affected, Changed or Repealed in the Future.

Under current law, long-term capital gains are taxed to noncorporate investors at a maximum U.S. federal income tax rate of 15%. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time and is currently scheduled to expire for tax years beginning after December 31, 2010.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS AND COUNSEL WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN THE SHARES; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.”

IV.    Page 31 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“PERFORMANCE OF POWERSHARES DB G10 CURRENCY HARVEST FUND (TICKER: DBV)

Name of Pool: PowerShares DB G10 Currency Harvest Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: September 2006

Aggregate Gross Capital Subscriptions as of November 30, 2007: $610,557,630

Net Asset Value as of November 30, 2007: $517,599,959

Net Asset Value per Share as of November 30, 2007: $28.13

Worst Monthly Drawdown: (3.94)% August 2007

Worst Peak-to-Valley Drawdown: (4.86)% June – August 2007

Monthly Rate of Return	2007(%)	2006(%)
January	1.01	—
February	0.65	—
March	2.47	—
April	2.27	—
May	2.14	—
June	3.09	—
July	(0.97)	—
August	(3.94)	—
September	2.79	(0.24)
October	3.10	1.92
November	(3.76)	(1.30)
December		2.99[6]
Compound Rate of Return	8.86% (11 months)	3.36% (3 1/2 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Footnotes to Performance Information

1. “Aggregate Gross Capital Subscriptions” is the aggregate of all amounts ever contributed to the pool, including redeemed investments.

2. “Net Asset Value” is the net asset value of the pool as of November 30, 2007.

3. “Net Asset Value per Share” is the Net Asset Value of the pool divided by the total number of Shares outstanding as of November 30, 2007.

4. “Worst Monthly Drawdown” is the largest single month loss sustained since inception of trading. “Drawdown” as used in this section of the Prospectus means losses experienced by the relevant pool over the specified period and is calculated on a rate of return basis, i.e., dividing net performance by beginning equity. “Drawdown” is measured on the basis of monthly returns only, and does not reflect intra-month figures. “Month” is the month of the Worst Monthly Drawdown.

5. “Worst Peak-to-Valley Drawdown” is the largest percentage decline in the Net Asset Value per Share over the history of the pool. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. “Worst Peak-to-Valley Drawdown” represents the greatest percentage decline from any month-end Net Asset Value per Share that occurs without such month-end Net Asset Value per Share being equaled or exceeded as of a subsequent month-end. For example, if the Net Asset Value per Share of a particular pool declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the Net Asset Value per Share had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

6. The December 2006 return of 2.99% includes the $0.06 per Share distribution made to Shareholders of record as of December 20, 2006. Prior to the December 20, 2006 distribution, the pool’s return for December 2006 was 3.23%.

7. “Compound Rate of Return” is calculated by multiplying on a compound basis each of the monthly rates of return set forth in the chart above and not by adding or averaging such monthly rates of return. For periods of less than one year, the results are year-to-date.”

V.    Pages 36, beginning with the section entitled “Historical Closing Levels”, through page 52 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

“Historical Closing Levels

Set out below are the closing levels based on historical data from March 12, 1993 to November 30, 2007.

The following Closing Levels table starts from March 12, 1993 and reflects both the high and low closing values, the annual Index changes and Index changes since inception of the Index. Since March 13, 2003, CME currency futures close prices were used in the Index calculation. The Index Sponsor has not independently verified the CME currency futures close prices obtained from Bloomberg. Since February 1, 2006, the Index Sponsor has obtained the CME currency futures close prices from Reuters. Prior to March 13, 2003, implied futures prices were calculated using the relevant currencies spot rates, money market rates and USD money market rates obtained from Reuters, Bloomberg and WM Company. Implied futures prices are an accurate proxy for the futures close prices due to the high liquidity in foreign exchange forward markets.

It is not necessary to have a USD futures contract because the forward rate of the USD vis-à-vis the USD will be equal. Whenever USD was used to calculate the value of the Index, the futures price of USD was assumed to be 100.

The Index Sponsor used 3 month money market rates as a proxy for 3 month Libor fixings with respect to the USD on and prior to June 10, 1998.

The Index Sponsor used 3 month money market rates as a proxy for 3 month Libor fixings with respect to the EUR, JPY, GBP, CHF, CAD and AUD on and prior to March 11, 1998.

The Index Sponsor used 3 month money market rates as a proxy for 3 month Libor fixings with respect to the NZD on and prior to September 10, 2003.

The Index Sponsor used 3 month money market rates as a proxy for 3 month Stibor fixings with respect to the SEK on and prior to December 9, 1998.

The Index Sponsor used 3 month money market rates as a proxy for 3 month Nibor fixings with respect to the NOK on and prior to December 9, 1998.

The Libor, Stibor and Nibor rates for the Eligible Index Currencies, as applicable, mean the London, Stockholm and Norway interbank offered rates for overnight deposits, respectively, each of which is published by Reuters on pages libor01 and libor02 with respect to Libor and pages SIDE and NIBR with respect to Stibor and Nibor.

The Index Sponsor considers the use of 3 month money market rates as a proxy for Libor, Stibor and Nibor to be appropriate because the difference between Libor, Stibor and Nibor rates and money market rates should not be material in light of the liquidity of the 3 month deposit markets.

The CME-traded futures contract of each applicable Index Currency that is closest to expiration is used in the Index calculation. The futures contracts on the Index Currencies are rolled during the Index Re-Weighting Period. The new futures contract on an Index Currency that has the next closest expiration date is selected. The calculation of the Index on an excess return basis is the weighted return on the change in price of the futures contracts on the Index Currencies.

The Index is calculated on both an excess return basis and a total return basis. The excess return index reflects the return of the applicable underlying currencies. The total return is the sum of the return of the applicable underlying currencies plus the return of 3-month U.S. Treasury bills. The following tables reflect both the excess return calculation and the total return calculation of the Index.

Cautionary Statement–Statistical Information

Various statistical information is presented on the following pages, relating to the Closing Levels of the Index, on an annual and cumulative basis, including certain comparisons of the Index to other currencies indices. In reviewing such information, prospective investors should consider that:

•

Changes in Closing Levels of the Index during any particular period or market cycle may be volatile. For example, the “worst peak-to-valley drawdown” of the Index, representing the greatest percentage decline from any month-end Closing Level, without such Closing Level being equaled or exceeded as of a subsequent month-end, is 11.63% and occurred during the period December 30, 1994 through March 31, 1995. The worst monthly drawdown of the Index during such period was 6.95%, and occurred in March 1995. See “The Risks You Face—(16) Price Volatility May Possibly Cause the Total Loss of Your Investment.”

•

Neither the fees charged by the Fund nor the execution costs associated with establishing futures positions in the Index Currencies are incorporated into the Closing Levels of the Index. Accordingly, such Index Levels have not been reduced by the costs associated with an actual investment, such as the Fund, with an investment objective of tracking the Index.

•

The Index was established in December 2005, and is independently calculated by Deutsche Bank AG London, the Index Sponsor. The Index calculation methodology and commodity futures contracts selection is the same before and after December 2005, as described above. Accordingly, the Closing Levels of the Index, terms of the Index methodology and Index Currencies, reflect an element of hindsight at the time the Index was established. See “The Risks You Face—(11) You May Not Rely on Past Performance or Index Results in Deciding Whether to Buy Shares” and “—(12) Fewer Representative Index Currencies May Result In Greater Index Volatility.”

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN DECEMBER 2005, CERTAIN INFORMATION RELATING TO THE INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED

BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD MARCH 1993 THROUGH NOVEMBER 2005, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX METHODOLOGY, AND SELECTION OF INDEX CURRENCIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE CURRENCIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK THE INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF THE INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CLIENTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

[Remainder of page left blank intentionally.]

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–EXCESS RETURN™

CLOSING LEVELS TABLE

	CLOSING LEVEL
	High[1]	Low[2]	Annual Index Changes[3]	Index Changes Since Inception
1993[4]	105.60	94.03	-0.19%	-0.19%
1994	108.79	99.81	7.42%	7.22%
1995	110.52	94.16	2.66%	10.07%
1996	140.05	110.42	27.23%	40.05%
1997	146.72	137.83	2.58%	43.67%
1998	151.79	132.52	-6.35%	34.55%
1999	151.12	134.71	9.81%	47.76%
2000	158.57	146.79	4.73%	54.74%
2001	171.15	154.68	10.61%	71.15%
2002	199.51	172.25	15.76%	98.13%
2003	234.45	199.00	18.33%	134.45%
2004	252.36	230.02	6.69%	150.14%
2005	286.06	248.34	10.66%	176.81%
2006	280.48	254.18	1.00%	179.58%
2007[5]	315.27	276.77	5.10%	193.84%

THE FUND WILL TRADE WITH A VIEW TO TRACKING THE

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–EXCESS RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND

CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF

THE FUND’S FUTURE PERFORMANCE.

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–TOTAL RETURN™

CLOSING LEVELS TABLE

	CLOSING LEVEL
	High[1]	Low[2]	Annual Index Changes[3]	Index Changes Since Inception
1993[4]	106.15	95.13	2.30%	2.30%
1994	116.32	102.32	12.15%	14.73%
1995	124.55	102.55	8.56%	24.55%
1996	166.84	125.01	33.95%	66.84%
1997	180.54	164.92	8.01%	80.19%
1998	195.70	172.90	-1.68%	77.17%
1999	203.96	177.49	15.12%	103.96%
2000	227.93	202.75	11.11%	126.61%
2001	259.57	226.67	14.55%	159.57%
2002	307.46	261.27	17.68%	205.47%
2003	365.18	306.83	19.55%	265.18%
2004	398.22	359.55	8.18%	295.05%
2005	465.10	392.65	14.23%	351.27%
2006	479.65	421.90	5.96%	378.18%
2007[5]	554.63	477.16	9.63%	424.21%

THE FUND WILL NOT TRADE WITH A VIEW TO TRACKING THE

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–TOTAL RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND

CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF

THE FUND’S FUTURE PERFORMANCE.

Please refer to notes and legends that follow on page 44.

INDEX CURRENCY WEIGHTS TABLE

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–EXCESS RETURN™

	USD		EUR		JPY		CAD		CHF		GBP		AUD		NZD		NOK		SEK
	High[1]	Low[2]	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
1993[4]	-31.6%	-36.8%	33.8%	34.0%	-33.7%	-37.2%	0.0%	-36.8%	0.0%	0.0%	0.0%	0.0%	-31.1%	0.0%	0.0%	0.0%	33.9%	34.1%	33.9%	32.3%
1994	0.0%	-33.3%	-33.0%	32.5%	-33.1%	-32.5%	0.0%	-33.4%	-33.1%	0.0%	0.0%	0.0%	33.2%	0.0%	33.3%	33.6%	0.0%	0.0%	33.4%	33.2%
1995	0.0%	0.0%	-33.7%	-35.7%	-33.1%	-39.1%	0.0%	35.9%	-33.7%	-36.8%	0.0%	0.0%	32.4%	0.0%	33.0%	36.3%	0.0%	0.0%	36.2%	34.6%
1996	0.0%	0.0%	0.0%	-33.5%	-31.7%	-32.5%	-32.1%	0.0%	-31.5%	-33.3%	33.3%	0.0%	32.4%	33.3%	32.6%	33.3%	0.0%	0.0%	0.0%	33.2%
1997	0.0%	0.0%	0.0%	0.0%	-31.5%	-30.6%	-31.7%	-33.1%	-32.2%	-30.4%	33.2%	31.7%	31.9%	31.5%	32.6%	32.3%	0.0%	0.0%	0.0%	0.0%
1998	0.0%	0.0%	-32.3%	-36.7%	-32.9%	-40.1%	0.0%	0.0%	-31.8%	-37.5%	32.3%	36.0%	34.2%	0.0%	34.2%	36.5%	0.0%	35.7%	0.0%	0.0%
1999	32.6%	33.0%	-31.6%	-32.2%	-31.3%	-34.4%	0.0%	0.0%	-31.4%	-32.0%	31.6%	32.5%	0.0%	0.0%	0.0%	0.0%	32.1%	34.1%	0.0%	0.0%
2000	31.9%	33.3%	-29.4%	-33.7%	-30.8%	-32.9%	0.0%	0.0%	-30.5%	-33.5%	31.6%	33.5%	0.0%	0.0%	31.6%	0.0%	0.0%	33.5%	0.0%	0.0%
2001	-33.1%	33.1%	0.0%	0.0%	-32.1%	-32.4%	0.0%	0.0%	-32.5%	-34.5%	0.0%	0.0%	32.7%	0.0%	33.0%	34.1%	32.8%	34.1%	0.0%	-33.7%
2002	-33.2%	-32.9%	0.0%	0.0%	-33.1%	-31.6%	0.0%	0.0%	-33.5%	-32.7%	0.0%	0.0%	33.3%	32.6%	33.5%	33.1%	33.5%	33.0%	0.0%	0.0%
2003	-33.0%	-33.2%	0.0%	0.0%	-33.0%	-33.4%	0.0%	0.0%	-33.5%	-34.2%	33.7%	0.0%	33.4%	33.2%	33.4%	33.9%	0.0%	34.1%	0.0%	0.0%
2004	0.0%	-34.6%	0.0%	0.0%	-33.2%	-33.5%	0.0%	0.0%	-33.0%	-34.7%	33.4%	34.1%	33.6%	32.6%	33.4%	32.3%	-33.1%	0.0%	0.0%	0.0%
2005	0.0%	0.0%	0.0%	0.0%	-29.1%	-34.4%	0.0%	0.0%	-30.7%	-32.8%	30.7%	32.7%	31.2%	33.9%	32.7%	33.2%	0.0%	-33.2%	-30.2%	0.0%
2006	32.9%	36.0%	0.0%	0.0%	-32.6%	-38.1%	0.0%	0.0%	-32.9%	-39.1%	0.0%	0.0%	33.2%	37.1%	33.7%	35.1%	0.0%	0.0%	-33.1%	-38.8%
2007[5]	0.0%	33.3%	0.0%	0.0%	-33.2%	-33.7%	0.0%	0.0%	-33.2%	-33.1%	33.8%	0.0%	34.2%	32.9%	34.8%	32.8%	0.0%	0.0%	-34.1%	-32.3%

THE FUND WILL TRADE WITH A VIEW TO TRACKING THE

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–EXCESS RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–TOTAL RETURN™

	USD		EUR		JPY		CAD		CHF		GBP		AUD		NZD		NOK		SEK
	High[1]	Low[2]	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
1993[4]	-31.6%	-36.8%	33.6%	34.0%	-34.8%	-37.2%	0.0%	-36.8%	0.0%	0.0%	0.0%	0.0%	-30.3%	0.0%	0.0%	0.0%	33.6%	34.1%	34.7%	32.3%
1994	0.0%	-33.3%	-33.1%	32.5%	-33.1%	-32.5%	0.0%	-33.4%	-33.1%	0.0%	0.0%	0.0%	33.2%	0.0%	33.3%	33.6%	0.0%	0.0%	33.4%	33.2%
1995	0.0%	0.0%	-33.5%	-35.7%	-32.9%	-39.1%	0.0%	35.9%	-33.6%	-36.8%	0.0%	0.0%	33.4%	0.0%	33.4%	36.3%	0.0%	0.0%	33.2%	34.6%
1996	0.0%	0.0%	0.0%	-33.5%	-31.7%	-32.5%	-32.1%	0.0%	-31.5%	-33.3%	33.3%	0.0%	32.4%	33.3%	32.6%	33.3%	0.0%	0.0%	0.0%	33.2%
1997	32.4%	0.0%	-32.1%	0.0%	-30.0%	-30.6%	0.0%	-33.1%	-32.8%	-30.4%	34.0%	31.7%	0.0%	31.5%	31.3%	32.3%	0.0%	0.0%	0.0%	0.0%
1998	0.0%	0.0%	-32.3%	-36.7%	-32.9%	-40.1%	0.0%	0.0%	-31.8%	-37.5%	32.3%	36.0%	34.2%	0.0%	34.2%	36.5%	0.0%	35.7%	0.0%	0.0%
1999	33.1%	33.0%	-32.5%	-32.2%	-32.9%	-34.4%	0.0%	0.0%	-32.4%	-32.0%	32.8%	32.5%	0.0%	0.0%	0.0%	0.0%	32.8%	34.1%	0.0%	0.0%
2000	32.9%	33.3%	0.0%	-33.7%	-32.3%	-32.9%	0.0%	0.0%	-33.7%	-33.5%	0.0%	33.5%	0.0%	0.0%	34.0%	0.0%	33.4%	33.5%	-33.0%	0.0%
2001	-33.1%	33.1%	0.0%	0.0%	-32.1%	-32.4%	0.0%	0.0%	-32.5%	-34.5%	0.0%	0.0%	32.7%	0.0%	33.0%	34.1%	32.8%	34.1%	0.0%	-33.7%
2002	-33.2%	-32.9%	0.0%	0.0%	-33.1%	-31.6%	0.0%	0.0%	-33.5%	-32.7%	0.0%	0.0%	33.3%	32.6%	33.5%	33.1%	33.5%	33.0%	0.0%	0.0%
2003	-33.0%	-33.2%	0.0%	0.0%	-33.0%	-33.4%	0.0%	0.0%	-33.5%	-34.2%	33.7%	0.0%	33.4%	33.2%	33.4%	33.9%	0.0%	34.1%	0.0%	0.0%
2004	0.0%	-34.6%	0.0%	0.0%	-33.2%	-33.5%	0.0%	0.0%	-33.0%	-34.7%	33.4%	34.1%	33.6%	32.6%	33.4%	32.3%	-33.1%	0.0%	0.0%	0.0%
2005	0.0%	0.0%	0.0%	0.0%	-29.1%	-34.5%	0.0%	0.0%	-30.7%	-32.8%	30.7%	32.8%	31.2%	34.0%	32.7%	33.2%	0.0%	-33.2%	-30.2%	0.0%
2006	32.9%	36.0%	0.0%	0.0%	-32.6%	-38.1%	0.0%	0.0%	-32.9%	-39.1%	0.0%	0.0%	33.2%	37.1%	33.7%	35.1%	0.0%	0.0%	-33.1%	-38.8%
2007[5]	0.0%	33.1%	0.0%	0.0%	-33.2%	-32.9%	0.0%	0.0%	-33.2%	-32.7%	33.8%	0.0%	34.2%	33.0%	34.8%	33.1%	0.0%	0.0%	-34.1%	-32.9%

THE FUND WILL NOT TRADE WITH A VIEW TO TRACKING THE

DEUTSCHE BANK G10 CURRENCY FUTURE HARVEST INDEX–TOTAL RETURN™ OVER TIME.

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

Please refer to notes and legends that follow on page 44.

VARIOUS STATISTICAL MEASURES*	INDEX-TR6,7	INDEX-ER7,8	DXY[9]	EFFAS US Treasuries[10]	S&P 500 TR11	DBLCI[12]
Annualized Changes to Index Level[13]	11.8%	7.5%	-1.3%	6.4%	10.5%	14.4%
Average rolling 3 month daily volatility[14]	7.3%	7.2%	7.6%	4.4%	14.9%	19.0%
Sharpe Ratio[15]	1.10	0.51	-0.67	0.58	0.45	0.56
% of months with positive change	72%	68%	47%	67%	65%	56%
Average monthly positive return change	2.0%	1.8%	1.7%	1.2%	3.2%	5.1%
Average monthly negative return change	-1.8%	-1.9%	-1.6%	-0.9%	-3.4%	-3.6%

CORRELATION OF MONTHLY INDEX LEVELS*,[16]	INDEX-TR	INDEX-ER	DXY	EFFAS US Treasuries	S&P 500 TR	DBLCI
Index TR	100%	100%	18%	-6%	19%	10%
Index-ER		100%	17%	-7%	19%	10%
DXY			100%	-15%	4%	-18%
EFFAS US Treasuries				100%	-11%	2%
S&P 500 TR					100%	2%
DBLCI						100%

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN DECEMBER 2005, CERTAIN INFORMATION RELATING TO THE INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD MARCH 1993 THROUGH NOVEMBER 2005, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX METHODOLOGY, AND SELECTION OF INDEX CURRENCIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE CURRENCIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK THE INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF THE INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CLIENTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

Please refer to notes and legends that follow on page 44.

COMPARISON OF THE INDICES WITH CERTAIN GENERAL MARKET INDICES REPRESENTING CURRENCIES, BONDS, STOCKS AND COMMODITIES

(MARCH, 1993 – NOVEMBER 30, 2007)*

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

Each of the Index-TR, EFFAS US Treasuries, S&P 500 TR, DBLCI and DXY are indices and do not reflect actual trading.

Each of the indices, except DXY, are calculated on a total return basis and does not reflect any fees or expenses.

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN DECEMBER 2005, CERTAIN INFORMATION RELATING TO THE INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD MARCH 1993 THROUGH NOVEMBER 2005, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX METHODOLOGY, AND SELECTION OF INDEX CURRENCIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE CURRENCIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK THE INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF THE INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CLIENTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

Please refer to notes and legends that follow on page 44.

COMPARISON OF ANNUAL PERCENTAGE CHANGE IN THE INDICES WITH CERTAIN GENERAL MARKET INDICES REPRESENTING BONDS AND STOCKS

(MARCH, 1993 – NOVEMBER 30, 2007)*

NEITHER THE PAST PERFORMANCE OF THE FUND NOR THE PRIOR INDEX LEVELS AND CHANGES, POSITIVE AND NEGATIVE, SHOULD BE TAKEN AS AN INDICATION OF THE FUND’S FUTURE PERFORMANCE.

Each of the Index-TR, EFFAS US Treasuries and S&P 500 TR are indices and do not reflect actual trading.

Each of these indices are calculated on a total return basis and does not reflect any fees or expenses.

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN DECEMBER 2005, CERTAIN INFORMATION RELATING TO THE INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD MARCH 1993 THROUGH NOVEMBER 2005, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX METHODOLOGY, AND SELECTION OF INDEX CURRENCIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE CURRENCIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK THE INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF THE INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CLIENTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

Please refer to notes and legends that follow on page 44.

NOTES AND LEGENDS:

1.  “High” reflects the highest closing level of the Index during the applicable year.

2.  “Low” reflects the lowest closing level of the Index during the applicable year.

3.  “Annual Index Change” reflects the change to the Index level on an annual basis as of December 31 of each applicable year.

4.  Closing levels as of inception on March 12, 1993.

5.  Closing levels as of November 30, 2007.

6.  “INDEX-TR” is Deutsche Bank G10 Currency Future Harvest Index — Total Return™. The Deutsche Bank G10 Currency Future Harvest Index™ is calculated on both an excess return basis and total return. The Index-TR calculation is funded and reflects the change in market value of both the underlying index currencies and the interest income from a hypothetical basket of fixed income securities. The sponsor of the Index, or the Index Sponsor, is Deutsche Bank AG London. A Trade Mark application for Deutsche Bank G10 Currency Future Harvest Index™ is pending.

7.  In the current interest rate environment, the total return on an investment in the Fund is expected to outperform the INDEX-ER (as such term is defined in the following footnote) and underperform the INDEX-TR. The only difference between the INDEX-ER and the INDEX-TR is that the INDEX-ER does not include interest income from a hypothetical basket of fixed income securities while the INDEX-TR does include such a component. The difference between the INDEX-ER and the INDEX-TR is attributable entirely to the hypothetical interest income from this hypothetical basket of fixed income securities. The Fund’s interest income from its holdings of fixed-income securities is expected to exceed the Fund’s fees and expenses, and the amount of such excess is expected to be distributed periodically. The market price of the Shares is expected closely to track the INDEX-ER. The total return on an investment in the Fund over any period is the sum of the capital appreciation or depreciation of the Shares over the period, plus the amount of any distributions during the period. Consequently, in the current interest rate environment, the Fund’s total return is expected to outperform the INDEX-ER by the amount of the excess of its interest income over its fees and expenses but, as a result of the Fund’s fees and expenses, the total return on the Fund is expected to underperform the INDEX-TR. If the Fund’s fees and expenses were to exceed the Fund’s interest income from its holdings of fixed income securities, the Fund would underperform the INDEX-ER.

8.  “INDEX-ER” is the Deutsche Bank G10 Currency Future Harvest Index — Excess Return™. The excess return calculation is unfunded and reflects the change in market value of the underlying index currencies.

9.  “DXY” is U.S. Dollar Index®. The U.S. Dollar Index® provides a general indication of the international value of the USD by averaging the exchange rates between the USD and the following six major world currencies: Euro, Japanese Yen, British Pound, Canadian Dollar, Swedish Krona and Swiss Franc. U.S. Dollar Index® is a registered service mark of the Board of Trade of the City of New York, Inc.

10.  “EFFAS US Treasuries” is Bloomberg/EFFAS Index of U.S. Treasuries. The Bloomberg/EFFAS indices are designed as transparent benchmarks for government bond markets. Indices are grouped by country and maturity sectors. Bloomberg computes daily values and index characteristics for each sector. The Bloomberg/EFFAS Index of U.S. Treasuries includes treasuries with more than one year prior to maturity and is representative of the bond market.

11.  “S&P 500 TR” is the Standard & Poor’s index calculated on a total return basis. Widely regarded as the benchmark gauge of the U.S. equities market, this index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. Although the S&P 500 focuses on the large cap segment of the market, with over 80% coverage of U.S. equities, it also serves as a proxy for the total market. The total return calculation provides investors with a price plus gross cash dividend return. Gross cash dividends are applied on the ex date of the dividend.

12.  “DBLCI” is the Deutsche Bank Liquid Commodity Index — Total Return™. This Index is intended to reflect the change in market value of the following commodities: Light, Sweet Crude Oil, Heating Oil, Aluminum, Gold, Corn and Wheat. The notional amounts of each index commodity included in this index are broadly in proportion to historical levels of the world’s production and stocks of the index commodities. The sponsor of the Index, or the Index Sponsor, is

Deutsche Bank AG London. Deutsche Bank Liquid Commodity Index – Total Return™ is a trade mark of Deutsche Bank AG and is the subject of Community Trade Mark Number 3054996. Trade Mark applications in the United States are pending.

13.  “Annualized Changes to Index Level” reflects the change to the level of the applicable index on an annual basis as of December 31 of each applicable year.

14.  “Average rolling 3 month daily volatility.” The daily volatility reflects the relative rate at which the price of the applicable index moves up and down, which is found by calculating the annualized standard deviation of the daily change in price. In turn, an average of this value is calculated on a 3 month rolling basis.

15.  “Sharpe Ratio” compares the annualized rate of return minus the annualized risk-free rate of return to the annualized variability — often referred to as the “standard deviation” — of the monthly rates of return. A Sharpe Ratio of 1:1 or higher indicates that, according to the measures used in calculating the ratio, the rate of return achieved by a particular strategy has equaled or exceeded the risks assumed by such strategy. The risk-free rate of return that was used in these calculations was assumed to be 3.80%.

16.  “Correlation of Monthly Index Levels.” Every investment asset, by definition, has a correlation coefficient of 1.0 with itself; 1.0 indicates 100% positive correlation. Two investments that always move in the opposite direction from each other have a correlation coefficient of 1.0; 1.0 indicates 100% negative correlation. Two investments that perform entirely independently of each other have a correlation coefficient of 0; 0 indicates 100% non correlation.

*	For the period from March 12, 1993 to November 30, 2007.

WHILE THE FUND’S OBJECTIVE IS NOT TO GENERATE PROFIT THROUGH ACTIVE PORTFOLIO MANAGEMENT, BUT IS TO TRACK THE INDEX, BECAUSE THE INDEX WAS ESTABLISHED IN DECEMBER 2005, CERTAIN INFORMATION RELATING TO THE INDEX CLOSING LEVELS MAY BE CONSIDERED TO BE “HYPOTHETICAL.” HYPOTHETICAL INFORMATION MAY HAVE CERTAIN INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW.

NO REPRESENTATION IS BEING MADE THAT THE INDEX WILL OR IS LIKELY TO ACHIEVE ANNUAL OR CUMULATIVE CLOSING LEVELS CONSISTENT WITH OR SIMILAR TO THOSE SET FORTH HEREIN. SIMILARLY, NO REPRESENTATION IS BEING MADE THAT THE FUND WILL GENERATE PROFITS OR LOSSES SIMILAR TO THE FUND’S PAST PERFORMANCE OR THE HISTORICAL ANNUAL OR CUMULATIVE CHANGES IN INDEX CLOSING LEVELS. IN FACT, THERE ARE FREQUENTLY SHARP DIFFERENCES BETWEEN HYPOTHETICAL RESULTS AND THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY INVESTMENT METHODOLOGIES, WHETHER ACTIVE OR PASSIVE.

ONE OF THE LIMITATIONS OF HYPOTHETICAL INFORMATION IS THAT IT IS GENERALLY PREPARED WITH THE BENEFIT OF HINDSIGHT. TO THE EXTENT THAT INFORMATION PRESENTED HEREIN RELATES TO THE PERIOD MARCH 1993 THROUGH NOVEMBER 2005, THE INDEX CLOSING LEVELS REFLECT THE APPLICATION OF THE INDEX METHODOLOGY, AND SELECTION OF INDEX CURRENCIES, IN HINDSIGHT.

NO HYPOTHETICAL RECORD CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL RISK IN ACTUAL TRADING. FOR EXAMPLE, THERE ARE NUMEROUS FACTORS, INCLUDING THOSE DESCRIBED UNDER “THE RISKS YOU FACE” HEREIN, RELATED TO THE CURRENCIES MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF THE FUND’S EFFORTS TO TRACK THE INDEX OVER TIME WHICH CANNOT BE, AND HAVE NOT BEEN, ACCOUNTED FOR IN THE PREPARATION OF THE INDEX INFORMATION SET FORTH ON THE FOLLOWING PAGES, ALL OF WHICH CAN ADVERSELY AFFECT ACTUAL PERFORMANCE RESULTS FOR THE FUND. FURTHERMORE, THE INDEX INFORMATION DOES NOT INVOLVE FINANCIAL RISK OR ACCOUNT FOR THE IMPACT OF FEES AND COSTS ASSOCIATED WITH THE FUND.

THE MANAGING OWNER HAS HAD LIMITED EXPERIENCE IN TRADING ACTUAL ACCOUNTS FOR ITSELF OR FOR CLIENTS. BECAUSE THERE ARE LIMITED ACTUAL TRADING RESULTS TO COMPARE TO THE INDEX CLOSING LEVELS SET FORTH HEREIN, PROSPECTIVE INVESTORS SHOULD BE PARTICULARLY WARY OF PLACING UNDUE RELIANCE ON THE ANNUAL OR CUMULATIVE INDEX RESULTS.

ALTHOUGH THE INDEX SPONSOR WILL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCE(S) WHICH THE INDEX SPONSOR CONSIDERS RELIABLE, THE INDEX SPONSOR WILL NOT INDEPENDENTLY VERIFY SUCH INFORMATION AND DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE INDEX SPONSOR WILL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND THE INDEX SPONSOR IS UNDER NO OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

UNLESS OTHERWISE SPECIFIED, NO TRANSACTION RELATING TO THE INDEX IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE INDEX SPONSOR AND THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO (A) THE ADVISABILITY OF PURCHASING OR ASSUMING ANY RISK IN CONNECTION WITH ANY SUCH TRANSACTION, (B) THE LEVELS AT WHICH THE INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DATE, (C) THE RESULTS TO BE OBTAINED BY THE ISSUER OF ANY SECURITY OR ANY COUNTERPARTY OR ANY SUCH ISSUER’S SECURITY HOLDERS OR CUSTOMERS OR ANY SUCH COUNTERPARTY’S CUSTOMERS OR COUNTERPARTIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH ANY LICENSED RIGHTS OR FOR ANY OTHER USE, OR (D) ANY OTHER MATTER. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR HAVE ANY LIABILITY (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PERFORMANCE OF COMMODITY POOLS OPERATED

BY THE MANAGING OWNER AND ITS AFFILIATES

General

The performance information included herein is presented in accordance with CFTC regulations. The Fund differs materially in certain respects from the performance of the following pools which are included herein. The following sets forth summary performance information for all pools operated by the Managing Owner (other than the Fund) as of November 30, 2007.

The below pools, the performance of which are summarized herein, are materially different in certain respects from the Fund and the past performance summary of such pools are generally not representative of how the Fund might perform in the future. These pools also have material differences from the Fund, such as different investment objectives and strategies, leverage, employment of short in addition to long positions and fee structures, among other variations. The performance record of these pools may give some general indication of the Managing Owner’s capabilities by indicating the past performance of other pools sponsored by the Managing Owner.

All summary performance information is current as of November 30, 2007. Performance information is set forth, in accordance with CFTC Regulations since (i) January 31, 2006 (inception with respect to PowerShares DB Commodity Index Tracking Fund (DBC)), (ii) January 5, 2007 (inception with respect to each of PowerShares DB Energy Fund (DBE), PowerShares DB Oil Fund (DBO), PowerShares DB Precious Metals Fund (DBP), PowerShares DB Gold Fund (DGL), PowerShares DB Silver Fund (DBS), PowerShares DB Base Metals Fund (DBB) and PowerShares DB Agriculture Fund (DBA)) and (iii) February 20, 2007 (inception with respect to each of PowerShares DB Us Dollar Index Bullish Fund (UUP) and PowerShares DB US Dollar Index Bearish Fund (UDN)). CFTC Regulations require inclusion of only performance information within the five most recent calendar years and year-to-date, or, if inception of the pool has been less than five years and year-to-date, then since inception.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS, AND MATERIAL DIFFERENCES EXIST AMONG THE FUND AND THE POOLS WHOSE PERFORMANCE ARE SUMMARIZED HEREIN.

INVESTORS SHOULD NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL’S INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED AND UNREALIZED LOSSES FROM COMMODITY TRADING.

PERFORMANCE OF POWERSHARES DB COMMODITY INDEX TRACKING FUND (TICKER: DBC)

Name of Pool: PowerShares DB Commodity Index Tracking Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: February 2006

Aggregate Gross Capital Subscriptions as of November 30, 2007: $1,279,520,878

Net Asset Value as of November 30, 2007: $1,425,014,546

Net Asset Value per Share as of November 30, 2007: $30.32

Worst Monthly Drawdown: (4.70)% December 2006

Worst Peak-to-Valley Drawdown: (7.13)% July 2006 – September 2006

Monthly Rate of Return	2007(%)	2006(%)
January	(2.36)	—
February	5.31	(4.66)
March	0.68	3.63
April	0.55	6.51
May	(0.51)	(0.42)
June	1.22	(0.29)
July	1.94	1.65
August	(2.21)	(2.71)
September	8.58	(4.54)
October	8.58	1.21
November	0.26	6.40
December		(4.70)*
Compound Rate of Return	23.50% (11 months)	1.23%** (11 months)

* The December 2006 return of (4.70) includes the $0.61 per Share distribution made to Shareholders of record as of December 20, 2006. Prior to the December 20, 2006 distribution, the pool’s return for December 2006 was (2.33)%.

** “Compound Rate of Return” is based on an initial net asset value per share of $24.25 and is calculated by multiplying on a compound basis each of the monthly rates of return set forth in the chart above and not by adding or averaging such monthly rates of return. For periods of less than one year, the results are year-to-date.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying Footnotes to Performance Information on page 52.

PERFORMANCE OF POWERSHARES DB ENERGY FUND (TICKER: DBE), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Energy Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $70,981,614

Net Asset Value as of November 30, 2007: $53,612,056

Net Asset Value per Share as of November 30, 2007: $33.51

Worst Monthly Drawdown: (4.07)% August 2007

Worst Peak-to-Valley Drawdown: (4.07)% July – August 2007

Monthly Rate of Return	2007(%)
January	0.08
February	5.80
March	5.33
April	0.86
May	(0.92)
June	3.41
July	2.26
August	(4.07)
September	7.78
October	12.90
November	(2.56)
December
Compound Rate of Return	34.04% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

PERFORMANCE OF POWERSHARES DB OIL FUND (TICKER: DBO), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Oil Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $68,488,102

Net Asset Value as of November 30, 2007: $26,414,390

Net Asset Value per Share as of November 30, 2007: $33.02

Worst Monthly Drawdown: (4.20%) August 2007

Worst Peak-to-Valley Drawdown: (4.63%) March – May 2007

Monthly Rate of Return	2007(%)
January	(2.08)
February	6.13
March	4.77
April	(2.20)
May	(2.48)
June	4.58
July	2.65
August	(4.20)
September	9.59
October	15.62
November	(2.39)
December
Compound Rate of Return	32.08% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying Footnotes to Performance Information on page 52.

PERFORMANCE OF POWERSHARES DB PRECIOUS METALS FUND (TICKER: DBP), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Precious Metals Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $48,318,812

Net Asset Value as of November 30, 2007: $41,624,439

Net Asset Value per Share as of November 30, 2007: $29.73

Worst Monthly Drawdown: (5.36)% October 2007

Worst Peak-to-Valley Drawdown: (5.49)% April – June 2007

Monthly Rate of Return	2007(%)
January	4.04
February	2.77
March	(1.87)
April	2.10
May	(2.43)
June	(3.14)
July	2.96
August	(0.77)
September	16.86
October	(5.36)
November	3.95
December
Compound Rate of Return	18.92% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

PERFORMANCE OF POWERSHARES DB GOLD FUND (TICKER: DGL), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Gold Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $47,139,110

Net Asset Value as of November 30, 2007: $36,558,610

Net Asset Value per Share as of November 30, 2007: $30.47

Worst Monthly Drawdown: (2.93)% May 2007

Worst Peak-to-Valley Drawdown: (4.86)% April – June 2007

Monthly Rate of Return	2007(%)
January	3.44
February	2.44
March	(1.02)
April	2.86
May	(2.93)
June	(1.99)
July	2.61
August	0.68
September	9.81
October	6.01
November	(1.26)
December
Compound Rate of Return	21.88% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying Footnotes to Performance Information on page 52.

PERFORMANCE OF POWERSHARES DB SILVER FUND (TICKER: DBS), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Silver Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $36,099,486

Net Asset Value as of November 30, 2007: $27,278,674

Net Asset Value per Share as of November 30, 2007: $27.28

Worst Monthly Drawdown: (7.80)% June 2007

Worst Peak-to-Valley Drawdown: (14.25)% February – August 2007

Monthly Rate of Return	2007(%)
January	6.48
February	4.13
March	(4.91)
April	0.49
May	(0.26)
June	(7.80)
July	4.60
August	(6.71)
September	13.76
October	3.92
November	(2.92)
December
Compound Rate of Return	9.12% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

PERFORMANCE OF POWERSHARES DB BASE METALS FUND (TICKER: DBB), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Base Metals Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $109,768,264

Net Asset Value as of November 30, 2007: $48,337,513

Net Asset Value per Share as of November 30, 2007: $24.17

Worst Monthly Drawdown: (7.61)% August 2007

Worst Peak-to-Valley Drawdown: (13.21)% July – November 2007

Monthly Rate of Return	2007(%)
January	(5.84)
February	3.70
March	1.88
April	10.74
May	(2.40)
June	(1.19)
July	4.86
August	(7.61)
September	2.37
October	(2.43)
November	(5.95)
December
Compound Rate of Return	(3.32)% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying Footnotes to Performance Information on page 52.

PERFORMANCE OF POWERSHARES DB AGRICULTURE FUND (TICKER: DBA), A SERIES OF POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

Name of Pool: PowerShares DB Agriculture Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: January 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $760,746,748

Net Asset Value as of November 30, 2007: $837,468,013

Net Asset Value per Share as of November 30, 2007: $30.79

Worst Monthly Drawdown: (5.81)% March 2007

Worst Peak-to-Valley Drawdown: (7.63)% February – April 2007

Monthly Rate of Return	2007(%)
January	3.44
February	3.91
March	(5.81)
April	(1.94)
May	5.84
June	(0.04)
July	(0.50)
August	2.07
September	10.20
October	(0.17)
November	4.94
December
Compound Rate of Return	23.16% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

PERFORMANCE OF POWERSHARES DB US DOLLAR INDEX BULLISH FUND (TICKER: UUP), A SERIES OF POWERSHARES DB US DOLLAR INDEX TRUST

Name of Pool: PowerShares DB US Dollar Index Bullish Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Inception of Trading: February 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $58,452,308

Net Asset Value as of November 30, 2007: $42,687,148

Net Asset Value per Share as of November 30, 2007: $23.72

Worst Monthly Drawdown: (3.31)% September 2007

Worst Peak-to-Valley Drawdown: (5.16)% February – October 2007

Monthly Rate of Return	2007(%)
January	—
February	(0.32)
March	(0.32)
April	(1.29)
May	1.55
June	0.00
July	(0.92)
August	0.57
September	(3.31)
October	(1.17)
November	0.04
December
Compound Rate of Return	(5.12)% (9 1/4 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying Footnotes to Performance Information on page 52.

PERFORMANCE OF POWERSHARES DB US DOLLAR INDEX BEARISH FUND (TICKER: UDN), A SERIES OF POWERSHARES DB US DOLLAR INDEX TRUST

Name of Pool: PowerShares DB US Dollar Index Bearish Fund

Type of Pool: Public, Exchange-Listed Commodity Pool

Date of Inception of Trading: February 2007

Aggregate Gross Capital Subscriptions as of November 30, 2007: $80,209,226

Net Asset Value as of November 30, 2007: $84,228,051

Net Asset Value per Share as of November 30, 2007: $28.08

Worst Monthly Drawdown: (0.73)% May 2007

Worst Peak-to-Valley Drawdown: (0.73)% April – May 2007

Monthly Rate of Return	2007(%)
January	—
February	0.64
March	0.99
April	2.01
May	(0.73)
June	0.74
July	1.54
August	0.38
September	3.82
October	1.68
November	0.68
December
Compound Rate of Return	12.32% (9 1/4 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying Footnotes to Performance Information.

Footnotes to Performance Information

1. “Aggregate Gross Capital Subscriptions” is the aggregate of all amounts ever contributed to the relevant pool, including investors who subsequently redeemed their investments.

2. “Net Asset Value” is the net asset value of each pool as of November 30, 2007.

3. “Net Asset Value per Share” is the Net Asset Value of the relevant pool divided by the total number of Shares outstanding with respect to such pool as of November 30, 2007.

4. “Worst Monthly Drawdown” is the largest single month loss sustained since inception of trading. “Drawdown” as used in this section of the Prospectus means losses experienced by the relevant pool over the specified period and is calculated on a rate of return basis, i.e., dividing net performance by beginning equity. “Drawdown” is measured on the basis of monthly returns only, and does not reflect intra-month figures. “Month” is the month of the Worst Monthly Drawdown.

5. “Worst Peak-to-Valley Drawdown” is the largest percentage decline in the Net Asset Value per Share over the history of the relevant pool. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. “Worst Peak-to-Valley Drawdown” represents the greatest percentage decline from any month-end Net Asset Value per Share that occurs without such month-end Net Asset Value per Share being equaled or exceeded as of a subsequent month-end. For example, if the Net Asset Value per Share of a particular pool declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the Net Asset Value per Share had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

6. “Compound Rate of Return” is calculated by multiplying on a compound basis each of the monthly rates of return set forth in the respective charts above and not by adding or averaging such monthly rates of return. For periods of less than one year, the results are year-to-date.”

VI.    The section “A I M DISTRIBUTORS, INC.” set forth on page 78 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“A I M DISTRIBUTORS, INC.

Through a marketing agreement between the Managing Owner, A I M Distributors, Inc., or AIM Distributors, an affiliate of PowerShares Capital Management LLC, or PowerShares, the Managing Owner, on behalf of the Fund and the Master Fund, has appointed AIM Distributors as a marketing agent. AIM Distributors assists the Managing Owner and the Administrator with certain functions and duties such as providing various educational and marketing activities regarding the Fund, primarily in the secondary trading market, which activities will include, but are not limited to, communicating the Fund’s name, characteristics, uses, benefits, and risks, consistent with the prospectus. AIM Distributors will not open or maintain customer accounts or handle orders for the Fund. AIM Distributors engage in public seminars, road shows, conferences, media interviews, field incoming telephone “800” number calls and distribute sales literature and other communications (including electronic media) regarding the Fund. Investors may contact AIM Distributors toll-free in the U.S. at (800) 983-0903.

AIM Distributors is a subsidiary of Invesco, Ltd. Invesco, Ltd. is a leading independent global investment manager operating under the AIM, INVESCO, AIM Trimark, Invesco Perpetual and Atlantic Trust brands.

The Managing Owner, out of the Management Fee, pays AIM Distributors for performing its duties on behalf of the Fund or the Master Fund.”

VII.    The section “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” set forth on pages 85 through 97 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal (and certain state and local) income tax considerations associated with the purchase, ownership and disposition of Shares as of the date hereof by U.S. Shareholders (as defined below) and non-U.S. Shareholders (as defined below). Except where noted, this discussion deals only with Shares held as capital assets by Shareholders who acquired Shares by purchase and does not address special situations, such as those of:

•    dealers in securities or currencies;

•    financial institutions;

•    regulated investment companies, other than the status of the Fund and the Master Fund as qualified PTPs within the meaning of the Code;

•    real estate investment trusts;

•    tax-exempt organizations;

•    insurance companies;

•    persons holding Shares as a part of a hedging, integrated or conversion transaction or a straddle;

•    traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•    persons liable for alternative minimum tax.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, or the Regulations, and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. Shareholder” of Shares means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•    an individual citizen or resident of the United States;

•    a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•    a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. Shareholder” of Shares means a beneficial owner of Shares that is not a U.S. Shareholder.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, we urge you to consult your own tax adviser.

No statutory, administrative or judicial authority directly addresses the treatment of Shares or instruments similar to Shares for U.S. federal income tax purposes. As a result, we cannot assure you that the United States Internal Revenue Service, or IRS, or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of items of income, gain, loss, or deduction in respect of an investment in the Shares. If you are considering the purchase of Shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of Shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Status of the Fund and the Master Fund

Under current law and assuming full compliance with the terms of the Trust Declaration (and other relevant documents), in the opinion of Sidley Austin LLP, (1) the Fund will not be treated as an association taxable as a corporation for U.S. federal income tax purposes, and (2) the Master Fund will be classified as a partnership for U.S. federal income tax purposes. Accordingly, each of the Fund and the Master Fund will not be taxable entities for U.S. federal income tax purposes and will not incur U.S. federal income tax liability.

The Master Fund will file a partnership tax return, including for the taxable year ending December 31, 2007. Prospective Shareholders should be aware that there is no authority directly addressing the proper classification of a separate unincorporated entity, such as the Fund, whose sole asset is an interest in a limited liability entity classified as a partnership for U.S. federal income tax purposes, where that interest represents substantially all of the equity interests in such partnership. In 2007, the IRS announced that it will take the position that certain trusts of this type should be treated as partnerships rather than grantor trusts. As a result of this development, the Managing Owner has determined that the Fund should also file a partnership tax return rather than a trust return, including for the taxable year ending December 31, 2007. The Fund will provide the annual tax information to its Shareholders on IRS Form 1065, Schedule K-1 (“Schedule K-1”) rather than in a grantor trust letter. See “Tax Reporting by the Fund to its Shareholders” below. Accordingly, investors in Shares will be taxed as partners in a partnership, which means that investors generally will be required to take into account their allocable shares of the Fund’s and the Master Fund’s items of income, gain, loss, and deduction in computing the investors’ U.S. federal income tax liability.

If the Managing Owner determines, based on a challenge to the Fund’s tax status or otherwise, that the existence of the Fund results or is reasonably likely to result in a material tax detriment to Shareholders, then the Managing Owner may, among other things, agree to dissolve the Fund and transfer the Master Fund Units to Shareholders of such Fund in exchange for their Shares.

Special Rules for Publicly Traded Partnerships

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly traded partnerships of which 90% or more of the gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704(d) of the Code (“qualifying income exception”). Qualifying income includes dividends, interest, capital gains from the sale or other disposition of stocks and debt instruments and, in the case of a partnership (such as the Master Fund) a principal activity of which is the buying and selling of commodities or futures contracts with respect to commodities, income and gains derived from commodities or futures contracts with respect to commodities. The types of currency futures contracts held by the Master Fund are regulated as commodities and are traded on a commodities exchange, and, although there is no specific authority directly addressing the issue, such contracts should be treated as futures contracts with respect to commodities under Section 7704(d) of the Code. Each of the Fund and the Master Fund anticipates that at least 90% of its gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

There can be no assurance that the IRS will not assert that the Fund or the Master Fund should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of the Fund or the Master Fund for U.S. federal income tax purposes or whether the Fund’s or Master Fund’s operations generate “qualifying income” under Section 7704(d) of the Code. Whether the Fund or the Master Fund will continue to meet the qualifying income exception is a matter that will be determined by the Fund’s or Master Fund’s operations and the facts existing at the time of future determinations. However, the Fund’s and the Master Fund’s Managing Owner will use its best efforts to cause the operation of the Fund and the Master Fund in such manner as is necessary for the Fund and the Master Fund to continue to meet the qualifying income exception.

If the Fund or the Master Fund were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception described above or otherwise, its items of income, gain, loss, and deduction would be reflected only on its tax return rather than being passed through to the Shareholders, and its net income would be taxed to it at the income tax rates applicable to domestic corporations. In addition, if the Fund were taxable as a corporation, any distribution made by the Fund to a Shareholder would be treated as taxable dividend income, to the extent of the Fund’s current or accumulated earnings and profits, or, in the absence of current and accumulated earnings and profits, as a nontaxable return of capital to the extent of the Shareholder’s tax basis in its Shares, or as taxable capital gain, after the Shareholder’s tax basis in its Shares is reduced to zero. Furthermore, if the Master Fund were taxable as a corporation, any distribution made by the Master Fund to the Fund would be treated as taxable dividend income, to the extent of the Master Fund’s current or accumulated earnings and profits, or, in the absence of current and accumulated earnings and profits, as a nontaxable return of capital to the extent of the Fund’s tax basis in its Master Fund Units, or as taxable capital gain, after the Fund’s tax basis in its Master Fund Units is reduced to zero. Taxation of the Fund or the Master Fund as a corporation could result in a material reduction in a Shareholder’s cash flow and after-tax return and thus could result in a substantial reduction of the value of the Shares.

The discussion below is based on Sidley Austin LLP’s opinion that the Fund will not be treated as an association taxable as a corporation for U.S. federal income tax purposes and that the Master Fund will be classified as a partnership that is not subject to corporate income tax for U.S. federal income tax purposes.

U.S. Shareholders

Treatment of Fund Income

A partnership does not incur U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss, and deduction of the partnership. Accordingly, each Shareholder will be required to include in income its allocable share of the Fund’s items of income, gain, loss, and deduction (which includes the Fund’s share of the Master Fund’s items of income, gain, loss, and deduction) for the Fund’s taxable year ending with or within its taxable year. In computing a partner’s U.S. federal income tax liability, such items must be included, regardless of whether cash distributions are made by the Fund. Thus, Shareholders may be required to take into account taxable income without a corresponding current receipt of cash if the Master Fund generates taxable income but does not make cash distributions in an amount equal to such taxable income, or if the Shareholder is not able to deduct, in whole or in part, such Shareholder’s allocable share of the Fund’s or the Master Fund’s expenses or capital losses. The Fund’s and the Master Fund’s taxable year will end on December 31 unless otherwise required by law. The Fund and the Master Fund will use the accrual method of accounting.

Shareholders will take into account their share of ordinary income realized by the Master Fund from accruals of interest on Treasury Bills (“T-Bills”) held in the Master Fund’s portfolio. The Master Fund may hold T-Bills or other debt instruments with “acquisition discount” or “original issue discount”, in which case Shareholders in the Fund would be required to include accrued amounts in taxable income on a current basis even though receipt of those amounts may occur in a subsequent year. The Master Fund may also acquire debt instruments with “market discount.” Upon disposition of such obligations, gain would generally be required to be treated as interest income to the extent of the market discount and Shareholders in the Fund would be required to include as ordinary income their share of such market discount that accrued during the period the obligations were held by the Master Fund.

The Code generally applies a “mark-to-market” system of taxing unrealized gains and losses on, and otherwise provides for special rules of taxation with respect to Section 1256 Contracts. A Section 1256 Contract includes certain regulated futures contracts. It is expected that the futures on the Indexes held by the Master Fund will constitute Section 1256 Contracts. Section 1256 Contracts held by the Master Fund at the end of a taxable year of the Master Fund will be treated for U.S. federal income tax purposes as if they were sold by the Master Fund at their fair market value on the last business day of the taxable year. The net gain or loss, if any, resulting from these deemed sales (known as “marking-to-market”), together with any gain or loss resulting from any actual sales of Section 1256 Contracts (or other termination of the Master Fund’s obligations under such contracts), must be taken into account by the Master Fund in computing its taxable income for the year. If a Section 1256 Contract held by the Master Fund at the end of a taxable year is sold in the following year, the amount of any gain or loss realized on the sale will be adjusted to reflect the gain or loss previously taken into account under the mark-to-market rules.

Capital gains and losses from Section 1256 Contracts generally are characterized as short-term capital gains or losses to the extent of 40% of the gains or losses and as long-term capital gains or losses to the extent of 60% of the gains or losses. Gains and losses from certain non-U.S. currency transactions, however, will be treated as ordinary income and losses unless certain conditions are met. Thus, Shareholders will generally take into account their pro rata share of the long-term capital gains and losses and short-term capital gains and losses from Section 1256 Contracts held by the Master Fund and taken into account by the Fund in computing its taxable income. If a noncorporate taxpayer incurs a net capital loss for a year, the portion of the loss, if any, which consists of a net loss on Section 1256 Contracts may, at the election of the taxpayer, be carried back three years. A loss carried back to a year by a noncorporate taxpayer may be deducted only to the extent (1) the loss does not exceed the net gain on Section 1256 Contracts for the year and (2) the allowance of the carryback does not increase or produce a net operating loss for the year.

Allocation of the Fund’s and the Master Fund’s Profits and Losses

For U.S. federal income tax purposes, a Shareholder’s distributive share of the Fund’s items of income, gain, loss, and deduction and the Fund’s distributive share of the Master Fund’s items of income, gain, loss, and deduction will be determined by the Trust’s Declaration of Trust and the Master Trust’s Trust Declaration, respectively, unless an allocation under either agreement does not have “substantial economic effect,” in which case the allocations will be determined in accordance with the “partners’ interests in the partnership.” Subject to the discussion below under “—Monthly Allocation and Revaluation Conventions” and “—Section 754 Election,” the allocations pursuant to the Declaration of Trust and the Master Trust’s Trust Declaration should be considered to have substantial economic effect or deemed to be made in accordance with the partners’ interests in the partnership.

If the allocations provided by the Trust’s Declaration of Trust or the Master Trust’s Trust Declaration were successfully challenged by the IRS, the amount of income or loss allocated to Shareholders for U.S. federal income tax purposes under the agreement could be increased or reduced or the character of the income or loss could be modified.

As described in more detail below, the U.S tax rules that apply to partnerships are complex and their application is not always clear. Additionally, the rules generally were not written for, and in some respects are difficult to apply to, publicly traded partnerships. The Fund and the Master Fund will apply certain assumptions and conventions intended to comply with the intent of the rules and to report items of income, gain, loss, and deduction to Shareholders in a manner that reflects the economic gains and losses, but these assumptions and conventions may not comply with all aspects of the applicable Treasury regulations. It is possible therefore that the IRS will successfully assert that assumptions made and/or conventions used do not satisfy the technical requirements of the Code or the Treasury regulations and will require that tax items be adjusted or reallocated in a manner that could adversely impact you.

Monthly Allocation and Revaluation Conventions

In general, the Fund’s taxable income and losses (including the Fund’s share of the Master Fund’s taxable income and losses) will be determined monthly and will be apportioned among the holders of Shares in proportion to the number of Shares owned by each of them as of the close of the last trading day of the preceding month. By investing in Shares, a U.S. Shareholder agrees that, in the absence of an administrative determination or judicial ruling to the contrary, it will report income and loss under the monthly allocation and revaluation conventions described below.

Under the monthly allocation convention, whomever is treated for U.S. federal income tax purposes as holding Shares as of the close of the last trading day of the preceding month will be treated as continuing to hold the Shares until immediately before close of the last trading day of the following month. As a result, a holder who has disposed of shares prior to the close of the last trading day of a month may be allocated items of income, gain, loss, and deduction realized after the date of transfer.

The Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of Shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to the Fund’s monthly convention for allocating income and deductions. If this were to occur, the Fund’s allocation method might be deemed to violate that requirement.

In addition, for any month in which a creation or redemption of Shares takes place, the Fund generally will credit or debit, respectively, the “book” capital accounts of the holders of existing Shares with any unrealized gain or loss in the Fund’s assets. This will result in the allocation of the Fund’s items of income, gain, loss, and deduction (including the Fund’s share of the Master Fund’s items of income, gain, loss, and deduction) to existing holders of Shares to account for the difference between the tax basis and fair market value of property owned by the Fund or the Master Fund at the time new Shares are issued or old Shares are redeemed (“reverse section 704(c) allocations”). The intended effect of these allocations is to allocate any built-in gain or loss in the Fund’s or the Master Fund’s assets at the time of a creation or redemption of Shares to the investors that economically have earned such gain or loss.

As with the other allocations described above, the Fund generally will use a monthly convention for purposes of the reverse section 704(c) allocations. More specifically, the Fund generally will credit or debit, respectively, the “book” capital accounts of the holders of existing Shares with any unrealized gain or loss in the Fund’s assets based on a calculation utilizing the average price of the Shares during the month in which the creation or redemption transaction takes place, rather than the fair market value of its assets at the time of such creation or redemption (the “revaluation convention”). As a result, it is possible that, for U.S. federal income tax purposes, (i) a purchaser of newly issued Shares will be allocated some or all of the unrealized gain in the Fund’s assets at the time it acquires the Shares or (ii) an existing holder of Shares will not be allocated its entire share in the unrealized loss in the Fund’s assets at the time of such acquisition. Furthermore, the applicable Treasury regulations generally require that the “book” capital accounts will be adjusted based on the fair market value of partnership property on the date of adjustment and do not explicitly allow the adoption of a monthly revaluation convention.

The Code and applicable Treasury regulations generally require that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and that adjustments to “book” capital accounts be made based on the fair market value of partnership property on the date of adjustment. The Code and regulations do not contemplate monthly allocation or revaluation conventions. If the IRS does not accept the Fund’s or the Master Fund’s monthly allocation or revaluation convention, the IRS may contend that taxable income or losses of the Fund or the Master Fund must be reallocated among the holders of Shares of the Fund or holders of Master Fund Units, as applicable. If such a contention were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The Managing Owner is authorized to revise the Fund’s and the Master Fund’s allocation and revaluation methods in order to comply with applicable law or to allocate items of partnership income and deductions in a manner that reflects more accurately the Shareholders’ interests in the Fund and the Master Fund.

Section 754 Election

Each of the Fund and the Master Fund intends to make the election permitted by Section 754 of the Code. Such an election, once made, is irrevocable without the consent of the IRS. The making of such elections by the Fund and the Master Fund will generally have the effect of requiring a purchaser of Shares in its corresponding Fund to adjust its proportionate share of the basis in the Master Fund’s assets, or the inside basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s Shares), as if it had acquired a direct interest in the Master Fund’s assets. The Section 743(b) adjustment is attributed solely to a purchaser of Shares and is not added to the bases of the Master Fund’s assets associated with all of the other Shareholders. Depending on the relationship between a holder’s purchase price for Shares and its unadjusted share of the Master Fund’s inside basis at the time of the purchase, the Section 754 election may be either advantageous or disadvantageous to the holder as compared to the amount of gain or loss a holder would be allocated absent the Section 754 election.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs, the Fund and the Master Fund will apply certain conventions in determining and allocating the Section 743 basis adjustments. It is possible that the IRS will successfully assert that some or all of such conventions utilized by the Fund and the Master Fund do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made.

In order to make the basis adjustments permitted by Section 754, the Fund and the Master Fund will be required to obtain information regarding each holder’s secondary market transactions in Shares as well as creations and redemptions of Shares. The Fund and the Master Fund will seek such information from the record holders of Shares, and, by purchasing Shares, each beneficial owner of Shares will be deemed to have consented to the provision of such information by the record owner of such beneficial owner’s Shares. Notwithstanding the foregoing, however, there can be no guarantee that the Fund or the Master Fund will be able to obtain such information from record owners or other sources, or that the basis adjustments that the Fund or the Master Fund makes based on the information it is able to obtain will be effective in eliminating disparity between a holder’s outside basis in its Shares and its interest in the inside basis in the Master Fund’s assets.

Constructive Termination

The Fund and the Master Fund will experience a constructive termination for tax purposes if there is a sale or exchange of 50 percent or more of the total Shares in the Fund within a 12-month period. A constructive termination results in the closing of the Fund’s and the Master Fund’s taxable year for all holders of Shares in the Fund. In the case of a holder of Shares reporting on a taxable year other than the taxable year used by the Master Fund (which is expected to be a fiscal year ending December 31), the early closing of the Master Fund’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. The Fund and the Master Fund would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the Fund or the Master Fund were unable to determine that the termination had occurred.

Treatment of Distributions

Distributions of cash by a partnership are generally not taxable to the distributee to the extent the amount of cash does not exceed the distributee’s tax basis in its partnership interest. Thus, any cash distributions made by the Fund will be taxable to a Shareholder only to the extent such distributions exceed the Shareholder’s tax basis in the partnership interests it is treated as owning (see “— Tax Basis in Fund Shares” below). Any cash distributions in excess of a Shareholder’s tax basis generally will be considered to be gain from the sale or exchange of the Shares (see “— Disposition of Shares” below).

Creation and Redemption of Share Baskets

Shareholders, other than Authorized Participants (or holders for which an Authorized Participant is acting), generally will not recognize gain or loss as a result of an Authorized Participant’s creation or redemption of a Basket of Shares. If the Master Fund disposes of assets in connection with the redemption of a Basket of Shares, however, the disposition may give rise to gain or loss that will be allocated in part to you. An Authorized Participant’s creation or redemption of a Basket of Shares also may affect your share of the Master Fund’s tax basis in its assets, which could affect the amount of gain or loss allocated to you on the a sale or disposition of portfolio assets by the Master Fund.

Disposition of Shares

If a U.S. Shareholder transfers Shares and such transfer is a sale or other taxable disposition, the U.S. Shareholder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the U.S. Shareholder’s adjusted tax basis in the Shares sold. The amount realized will include an amount equal to the U.S. Shareholder’s share of the Master Fund’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss. Capital gain of noncorporate U.S. Shareholders is eligible to be taxed at reduced rates where the Shares sold are considered held for more than one year. Capital gain of corporate U.S. Shareholders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. Shareholder on a sale of Shares will generally be deductible only against capital gains, except that a noncorporate U.S. Shareholder may also offset up to $3,000 per year of ordinary income with capital losses.

Tax Basis in Fund Shares

A U.S. Shareholder’s initial tax basis in the Shares will equal the sum of (a) the amount of cash paid by such U.S. Shareholder for its Shares and (b) such U.S. Shareholder’s share of the Master Fund’s liabilities. A U.S. Shareholder’s tax basis in the Shares will be increased by (a) the U.S. Shareholder’s share of the Master Fund’s taxable income, including capital gain,

(b) the U.S. Shareholder’s share of the Master Fund’s income, if any, that is exempt from tax and (c) any increase in the U.S. Shareholder’s share of the Master Fund’s liabilities. A U.S. Shareholder’s tax basis in Shares will be decreased (but not below zero) by (a) the amount of any cash distributed (or deemed distributed) to the U.S. Shareholder, (b) the U.S. Shareholder’s share of the Master Fund’s losses and deductions, (c) the U.S. Shareholder’s share of the Master Fund’s expenditures that are neither deductible nor properly chargeable to its capital account and (d) any decrease in the U.S. Shareholder’s share of the Master Fund’s liabilities.

Limitations on Interest Deductions

The deductibility of a noncorporate U.S. Shareholder’s “investment interest expense” is generally limited to the amount of that Shareholder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the Master Fund, if any, and investment interest expense incurred by the U.S. Shareholder on any margin account borrowing or other loan incurred to purchase or carry Shares. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long- term capital gains rates is excluded from net investment income unless the U.S. Shareholder elects to pay tax on such capital gain or dividend income at ordinary income rates.

Organization, Syndication and Other Expenses

In general, expenses incurred that are considered “miscellaneous itemized deductions” may be deducted by a U.S. Shareholder that is an individual, estate or trust only to the extent that they exceed 2% of the adjusted gross income of such U.S. Shareholder. The Code imposes additional limitations (which limitations are scheduled to be phased out between 2006 and 2010) on the amount of certain itemized deductions allowable to individuals, by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of:

•    3% of the individual’s adjusted gross income in excess of certain threshold amounts; or

•    80% of the amount of certain itemized deductions otherwise allowable for the taxable year.

In addition, these expenses are also not deductible in determining the alternative minimum tax liability of a U.S. Shareholder. The Fund will report such expenses on a pro rata basis to the Shareholders, and each U.S. Shareholder will determine separately to what extent they are deductible on such U.S. Shareholder’s tax return. A U.S. Shareholder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such U.S. Shareholder with respect to the Fund that exceeds the amount of cash actually distributed to such U.S. Shareholder for the year. It is anticipated that management fees the Master Fund will pay will constitute miscellaneous itemized deductions.

Under Section 709(b) of the Code, amounts paid or incurred to organize a partnership may, at the election of the partnership, be treated as deferred expenses, which are allowed as a deduction ratably over a period of 180 months. The Master Fund has made such an election and the Fund intends to make such an election. A noncorporate U.S. Shareholder’s allocable share of such organizational expenses would constitute miscellaneous itemized deductions. Expenditures in connection with the issuance and marketing of Shares (so called “syndication fees”) are not eligible for the 180-month amortization provision and are not deductible.

Passive Activity Income and Loss

Individuals are subject to certain “passive activity loss” rules under Section 469 of the Code. Under these rules, losses from a passive activity generally may not be used to offset income derived from any source other than passive activities. Losses that cannot be currently used under this rule may generally be carried forward. Upon an individual’s disposition of an interest in the passive activity, the individual’s unused passive losses may generally be used to offset other (i.e., non passive) income. Under current Treasury regulations, income or loss from the Master Fund’s investments generally will not constitute income or losses from a passive activity. Therefore, income or loss realized by Shareholders will not be available to offset a U.S. Shareholder’s passive losses or passive income from other sources.

Transferor/Transferee Allocations

In general, the Fund’s and the Master Fund’s taxable income and losses will be determined monthly and will be apportioned among the Fund’s Shareholders in proportion to the number of Shares owned by each of them as of the close of the last trading day of the preceding month. With respect to any Shares that were not treated as outstanding as of the close of the last trading day of the preceding month, the first person that is treated as holding such Shares (other than an underwriter or other person holding in a similar capacity) for U.S. federal income tax purposes will be treated as holding such Shares for this purpose as of the close of the last trading day of the preceding month. As a result, a Shareholder transferring its Shares may be allocated items of income, gain, loss, and deduction realized after the date of transfer.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of Shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to the Fund’s convention for allocating income and deductions. In that event, the Fund’s allocation method might be considered a monthly convention that does not literally comply with that requirement.

If the IRS treats transfers of Shares as occurring throughout each month and a monthly convention is not allowed by the Treasury regulations (or only applies to transfers of less than all of a Shareholder’s Shares) or if the IRS otherwise does not accept the Fund’s convention, the IRS may contend that taxable income or losses of the Fund must be reallocated among the Shareholders. If such a contention were sustained, the Shareholders’ respective tax liabilities would be adjusted to the possible detriment of certain Shareholders. The Fund and the Master Fund’s Managing Owner is authorized to revise the Fund’s and Master Fund’s methods of allocation between transferors and transferees (as well as among Shareholders whose interests otherwise vary during a taxable period).

Reporting by the Fund to its Shareholders

As described above under “Status of the Fund and the Master Fund”, as a result of announcements made by the IRS in 2007 on the classification of trusts similar to the Fund, the Managing Owner has decided that the Fund should file a partnership tax return rather than a trust tax return. Generally, the amount and allocation of your share of the Fund’s and the Master Fund’s items of income, gain, loss, and deduction for U.S. federal income tax purposes, and the time when you receive your tax reporting information, should be the same as if the Fund were to file a trust tax return. However, the manner in which such information is provided to investors will be affected.

Because the Fund will file a partnership tax return, tax information will be provided to investors on Schedule K-1 for each calendar year as soon as practicable after the end of such taxable year but in no event later than March 15. Each Schedule K-1 provided to a holder of Shares will set forth the holder’s share of the Master Fund’s tax items (i.e., interest income from Treasury Bills, short-term and long-term capital gain or loss with respect to the futures contracts, and investment expenses for such year) in a manner sufficient for a U.S. Shareholder to complete its tax return with respect to is investment in the Shares.

Each holder, by its acquisition of Shares of the Fund, will be deemed to agree to allow brokers and nominees to provide to the Fund and the Master Fund its name and address and such other information and forms as may be reasonably requested by the Fund and the Master Fund for purposes of complying with their tax reporting and withholding obligations (and to waive any confidentiality rights with respect to such information and forms for such purpose) and to provide such information or forms upon request.

We note that, given the lack of authority addressing structures similar to that of the Fund and the Master Fund, it is not certain that the IRS will agree with the manner in which tax reporting by the Fund and the Master Fund will be undertaken. Therefore, Shareholders should be aware that future IRS interpretations or revisions to Treasury regulations could alter the manner in which tax reporting by the Fund and any nominee will be undertaken.

Treatment of Securities Lending Transactions Involving Shares

If your Shares are borrowed by your broker and sold to a third party, for example as part of a loan to a “short seller” to cover a short sale of Shares, you may be considered as having disposed of those Shares. If so, you would no longer be a beneficial owner of a pro rata portion of the Shares during the period of the loan and may recognize gain or loss from the disposition. In addition, during the period of the loan, (1) any of the Master Fund’s items of income, gain, loss, or deduction with respect to those Shares would not be reported by you, and (2) any cash distributions received by you with respect to such Shares could be fully taxable, likely as ordinary income. Accordingly, Shareholders who desire to avoid the risk of income recognition from a loan of their Shares are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Shares.

Audits and Adjustments to Tax Liability

Any challenge by the IRS to the tax treatment by a partnership of any item must be conducted at the partnership, rather than at the partner, level. A partnership ordinarily designates a “tax matters partner” (as defined under Section 6231 of the Code) as the person to receive notices and to act on its behalf in the conduct of such a challenge or audit by the IRS.

Pursuant to the governing documents, the Managing Owner will be appointed the “tax matters partner” of the Fund and the Master Fund for all purposes of the Code. The tax matters partner, which is required by the Master Trust’s Trust Declaration to notify all U.S. Shareholders of any U.S. federal income tax audit of the Master Fund, will have the authority under the Trust Declaration to conduct any IRS audits of the Master Fund’s tax returns or other tax related administrative or judicial proceedings and to settle or further contest any issues in such proceedings. The decision in any proceeding initiated by the tax matters partner will be binding on all U.S. Shareholders. As the tax matters partner, the Managing Owner will have the right on behalf of all Shareholders to extend the statute of limitations relating to the Shareholders’ United States federal income tax liabilities with respect to Master Fund items.

A U.S. federal income tax audit of the Fund’s or the Master Fund’s partnership tax return may result in an audit of the returns of the U.S. Shareholders, which, in turn, could result in adjustments of items of a Shareholder that are unrelated to the Master Fund as well as to the Master Fund’s related items. In particular, there can be no assurance that the IRS, upon an audit of a partnership tax return of the Fund or the Master Fund or of an income tax return of a U.S. Shareholder, might not take a position that differs from the treatment thereof by the Fund or the Master Fund. A U.S. Shareholder would be liable for interest on any deficiencies that resulted from any adjustments. Prospective U.S. Shareholders should also recognize that they might be forced to incur substantial legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Foreign Tax Credits

Subject to generally applicable limitations, U.S. Shareholders will be able to claim foreign tax credits with respect to certain foreign income taxes paid or incurred by the Master Fund, withheld on payments made to us or paid by us on behalf of Fund Shareholders. If a Shareholder elects to claim foreign tax credit, it must include in its gross income, for U.S. federal income tax purposes, both its share of the Master Fund’s items of income and gain and also its share of the amount which is deemed to be the Shareholder’s portion of foreign income taxes paid with respect to, or withheld from, interest or other income derived by the Master Fund. U.S. Shareholders may then subtract from their U.S. federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however, as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations. Even if the Shareholder is unable to claim a credit, he or she must include all amounts described above in income. U.S. Shareholders are urged to consult their tax advisers regarding this election and its consequences to them.

Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain types of transactions to the IRS, or Reportable Transactions. Under these regulations, a U.S. Shareholder (i) who disposes of Shares and recognizes a loss with respect to such disposition in excess of certain thresholds, or (ii) whose distributive share of any Fund loss under Section 165 of the Code exceeds such thresholds, would be required to report the loss on IRS Form 8886 (Reportable Transaction Statement). The applicable loss threshold is $10 million is any single taxable year or $20 million in any combination of taxable years for corporations, and $2 million in any single taxable year or $4 million in any combination of taxable years for most partnerships, individuals, S corporations or trusts. However, in the case of an individual or a trust, if the loss is with respect to certain foreign currency transactions, the reporting threshold is reduced to $50,000 in any taxable year. You should consult with your own tax advisor regarding any tax filing and reporting obligation that may apply in connection with acquiring, owning and disposing of Shares.

Non-U.S. Shareholders

The Fund and the Master Fund will conduct its activities in such a manner that a non-U.S. Shareholder who is not otherwise carrying on a trade or business in the United States will not be considered to be engaged in a trade or business in the United States as a result of an investment in the Shares. A non-U.S. Shareholder’s share of the interest income realized by the Master Fund on its holdings of U.S. Treasury Bills will be exempt from U.S. withholding tax provided the non-U.S. Shareholder certifies on IRS Form W-BEN (or other applicable form) that such holder is not a U.S. person, provides name and address information and otherwise satisfies applicable documentation requirements.

Non-U.S. Shareholders of Shares will not be subject to U.S. federal income tax on gains realized on the sale of Shares of the Fund or on such holder’s share of the Fund’s and the Master Fund’s gains. However, in the case of an individual non-U.S. Shareholder, such Shareholder will be subject to U.S. federal income tax on gains on the sale of Shares or such Shareholder’s distributive share of gains if such Shareholder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

Non-U.S. Shareholders that are individuals will be subject to U.S. federal estate tax on the value of U.S. situs property owned at the time of their death (unless a statutory exemption or tax treaty exemption applies). It is unclear whether partnership interests (such as the Shares of the Fund or interests in the Master Fund) will be considered United States situs property. Accordingly, non-U.S. Shareholders may be subject to U.S. federal estate tax on all or part of the value of the Shares owned at the time of their death.

Non-U.S. Shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Shares.

Regulated Investment Companies

A regulated investment company (“RIC”) that invests in Shares will be treated as owning a proportionate share of the Fund’s assets (including a proportionate share of the Fund’s interest in the Master Fund’s assets) and will take into account their allocable share of the Fund’s items of income, gain, loss, and deduction (including a proportionate share of the Fund’s interest in the Master Fund’s items of income, gain, loss, and deduction) when testing the various compliance requirements specifically applicable to RICs. Neither the Fund nor the Master Fund will meet the definition of a qualified publicly traded partnership (“qualified PTP”) for purposes of the newly created category of qualifying RIC income added to the Code by the American Jobs Creation Act of 2004. However, under current interpretation of the RIC qualification rules, a RIC’s allocable share of income from the Master Fund’s currency futures transactions and interest income from its investment in debt obligations are treated as qualifying income. Because neither the Fund nor the Master Fund is a qualified PTP, a RIC’s investment in the Shares will not be counted against the 25 percent limit on a RIC’s permitted investment in securities issued by qualified PTPs, and a RIC need not limit its investment in Shares provided it otherwise can satisfy the RIC qualification requirements. The U.S. Treasury has specific statutory authority (granted in 1987) to promulgate Regulations excluding from the definition of qualifying income foreign currency gains which are not directly related to a RIC’s principal business of investing in stock or securities (or options and futures with respect to stock or securities), although to date no such Regulations have been issued or proposed. For this reason, there are some RICs which do not invest in foreign currencies except as a way to hedge risk for investments which may be denominated in or affected by certain foreign currency fluctuations. At least one RIC has obtained a private ruling from the IRS that gains on its derivative investments used to obtain exposure to foreign currencies would constitute qualifying income under current law and, additionally, if the ruling is revoked or modified based on future regulations, the finding of the ruling will likely not be modified retroactively. RIC investors that have not sought their own rulings on the issue face a risk that future regulations will recharacterize foreign currency gains received by them as nonqualifying income and be retroactive in application. A prospective RIC investor is encouraged to consult a tax adviser regarding the treatment of its investment in Shares under the current tax rules.

Tax-Exempt Organizations

An organization that is otherwise exempt from U.S. federal income tax is nonetheless subject to taxation with respect to its “unrelated business taxable income,” or UBTI. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as the Fund and the Master Fund) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

All of the income realized by the Fund or the Master Fund is expected to be short-term or long-term capital gain income, interest income or other passive investment income of the type specifically exempt from UBTI as discussed above. Neither the Fund nor the Master Fund will borrow funds for the purpose of acquiring or holding any investments or otherwise incur “acquisition indebtedness” with respect to such investments. Therefore, a tax-exempt entity purchasing Shares of a Fund would not incur any UBTI by reason of its investment in the Shares or upon sale of such Shares provided that such tax-exempt entity does not borrow funds for the purpose of investing in the Shares.

Certain State and Local Taxation Matters

Prospective Shareholders should consider, in addition to the U.S. federal income tax consequences described, potential state and local tax considerations in investing in the Shares.

State and local laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, and deduction. A Shareholder’s distributive share of the taxable income or loss of the Fund generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which the Shareholder is a resident. The Master Fund may conduct business in one or more jurisdictions that will subject a Shareholder to tax (and require a Shareholder to file an income tax return with the jurisdiction in respect to the Shareholder’s share of the income derived from that business.) A prospective Shareholder should consult its tax adviser with respect to the availability of a credit for such tax in the jurisdiction in which the Shareholder is resident.

The Master Fund should not be subject to the New York City unincorporated business tax because such tax is not imposed on an entity that is primarily engaged in the purchase and sale of securities for its “own account.” By reason of a similar “own account” exemption, it is also expected that a nonresident individual U.S. Shareholder should not be subject to New York State personal income tax with respect to his or her share of income or gain recognized by the Fund. A nonresident individual U.S. Shareholder will not be subject to New York City earnings tax on nonresidents with respect to his or her investment in the Fund. New York State and New York City residents will be subject to New York State and New York City personal income tax on their income recognized in respect of Shares. Because the Master Fund may conduct its business, in part, in New York City, corporate U.S. Shareholders generally will be subject to the New York franchise tax and the New York City general corporation tax by reason of their investment in the Fund, unless certain exemptions apply. However, pursuant to applicable regulations, non-New York corporate U.S. Shareholders not otherwise subject to New York State franchise tax or New York City general corporation tax should not be subject to these taxes solely by reason of investing in shares based on qualification of the Fund as a “portfolio investment partnership” under applicable rules. No ruling from the New York State Department of Taxation and Finance or the New York City Department of Finance has been, or will be, requested regarding such matters.

Backup Withholding

The Fund is required in certain circumstances to backup withhold on certain payments paid to noncorporate shareholders of Shares who do not furnish the Fund with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Shareholders should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of Shares are not clear under existing law. Thus, Shareholders are urged to consult their own tax advisers to determine the tax consequences of ownership of the Shares in their particular circumstances, including the application of United States federal, state, local and foreign tax laws.

Prospective investors are urged to consult their tax advisers before deciding whether to invest in the Shares.”